Exhibit 99.1

PRESS RELEASE – For Release

July 21, 2004

CONTACT:

Sun Bancorp, Inc.

Robert J. McCormack

President & Chief Executive Officer

570-523-4301

bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reports 2004 Second Quarter Earnings

Lewisburg, PA – Sun Bancorp, Inc. (NASDAQ:SUBI) today reported net income (unaudited) for the three months ended June 30, 2004 of $1,226,000, compared to $1,690,000 for the same period in 2003.  Earnings per share for the three months ended June 30, 2004 were $0.16 per basic share compared to $.23 per basic share for the three months ended June 30, 2003.

Core financial results for the first six months of 2004 compare favorably to results for the same period in 2003, with a 12.3% increase in net income, excluding securities gains.  Including the impact of $2,497,000 in securities gains for the first six months of 2003 and $611,000 for the same period in 2004, reported net income for the six months June 30, 2004 was $2,735,000 or $.36 per basic share compared to $3,724,000 or $.52 per basic share for the first six months of 2003.

During the second quarter of 2004, the company continued to experience improvement in non-interest income with an increase of $1,234,000 or 48.5% increase (excluding securities gains) for the three months ended June 30, 2004, compared to the second quarter of 2003.  At June 30, 2004, non-interest income, excluding securities gains, represented 24.4% of total revenues, up from 16.4% for the same period in 2003.  Contributions by Sun’s insurance subsidiary, Mid-Penn Insurance, its leasing subsidiary, Bank Capital Services and recently acquired Sentry Trust were key elements to the company’s successful second quarter in this area.

The Company’s net interest margin continued to be significantly impacted by a long-term debt funding concentration contributing to a 1.8% decline in net interest income in the second quarter of 2004 as compared to second quarter 2003 performance.  Average loans outstanding for the quarter ended June 30, 2004 were 5.3% higher than the quarter ended June 30, 2003 levels.  Total earning assets, however, declined 11.6% as accelerated prepayments on mortgage related investment securities decreased average investments outstanding by nearly 16%.

“While we are not satisfied with the results for this quarter, we are pleased with our continued growth in non-interest income and our solid credit quality,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “We are enthusiastic about our pending merger with Omega Financial Corporation.  We believe there are significant revenue and efficiency opportunities as the two companies come together.”

Sun’s disciplined credit process continues to be reflected in the credit quality results.  Delinquency improved as compared to the first quarter 2004 and as compared to the same quarter last year.  At June 30, 2004, nonperforming loans totaled 0.53% of total loans as compared to 0.70% last quarter and .55% at June 30, 2003.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid-Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. With the 2004 first quarter acquisition of Sentry Trust Company, Sun Bancorp had $578 million in assets under management as of June 30, 2004.  Sun Bancorp, Inc. entered into a merger agreement with Omega Financial Corporation.  The acquisition of Sun Bancorp, Inc. (NASDAQ: SUBI) by Omega Financial Corporation (NASDAQ: OMEF) is expected to close late third quarter, pending regulatory and shareholder approval.  For more information, visit the Sun’s website at www.sunbankpa.com.

 This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, specifically those concerning future performance, are subject to risks and uncertainties. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. Sun undertakes no obligation to publicly update or revise any forward-looking statements.

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